Exhibit 10.29
MARATHON PETROLEUM COMPANY LLC
EXCESS BENEFIT PLAN
Amended and Restated as of
January 1, 2006

EXCESS BENEFIT PLAN
ARTICLE I
I.	Purpose
The Marathon Oil Company Excess Benefit Plan was established February 5, 1976 and has been amended from time to time. Its stated purpose is to compensate employees for the loss of benefits under the Retirement Plan of Marathon Oil Company and the Marathon Oil Company Thrift Plan that occur due to limitations placed by the Internal Revenue code (IRC) on benefits payable and contributions permitted under qualified plans. These limitations include IRC Section 415, IRC Section 401(k), IRC Section 401(m), IRC Section 402(g), and IRC Section 401(a)(17).
On January 1, 1998, Marathon Oil Company and Ashland Petroleum Inc. entered into a joint venture, called Marathon Ashland Petroleum LLC (“MAPLLC”). As a result of the formation of the joint venture and the transfer of a significant number of Marathon employees to MAPLLC, on April 1, 1998 a portion of the Marathon Oil Company Retirement Plan was spun off to create the Marathon Ashland Petroleum LLC Retirement Plan (“Retirement Plan”). Consistent with that action and pursuant to the agreement of the parties, Excess Retirement Benefits and Excess Thrift Benefits under the Marathon Oil Company Excess Benefit Plan for employees who transferred to MAPLLC during the 1998 calendar year were spun-off to create the Marathon Ashland Petroleum LLC Excess Benefit Plan. Any elections in effect under the Marathon Oil Company Excess Benefit Plan (such as beneficiary designations or Group I employee elections, etc.) continue to apply under the MAPLLC Excess Benefit Plan, until and unless changed. The terms and conditions of this MAPLLC Excess Benefit Plan are substantially the same as the terms and conditions of the Marathon Excess Benefit Plan.
Effective September 1, 2005, Marathon Ashland Petroleum LLC changed its name to Marathon Petroleum Company LLC (“MPC” or “the Company”). Therefore, “MAP” has been replaced with “MPC” throughout this document, and all references to MPC are one and the same with respect to previous references to MAP. The name change from MAP to MPC does not affect any benefits under this Plan.
Effective January 1, 2006, this Excess Benefit Plan is restated to incorporate prior amendments.
This Excess Benefit Plan sets forth the terms and conditions under which benefits were designed to compensate employees for the aforementioned losses of benefits shall be accrued and paid by the Company.
ARTICLE II
II.	Eligibility

The following individuals are eligible to accrue Excess Benefit Plan benefits:
A.	Every individual who qualifies for a benefit under the terms of the Retirement Plan and whose benefit as determined under Article V, Section A, or B and C, of the Retirement Plan is reduced by any of the following limitations:
1.	IRC Section 415; or

2.	The annual compensation limit as set forth under IRC Section 401(a)(17).
B.	Every individual who participates in the Marathon Oil Company Thrift Plan (“Thrift Plan”) and who (i) has potential contributions to the Thrift Plan limited by IRC requirements to a point which precludes the individual’s receipt of the maximum matching Company Contributions provided under Article VI of the Thrift Plan; (ii) is limited by IRC requirements to making contributions to the Plan at a percentage that is less than their elected contribution percentage; and (iii) continues to make After-Tax and MSP Contributions to the Thrift Plan at the maximum rate as limited by the IRC requirements.
As used in this Section B, the term “IRC requirements” includes, and is limited to, the following requirements:
1.	IRC Section 415;

2.	IRC Section 401(k) (Actual Deferral Percentage test) and IRC Section 401(m) (Actual Contribution Percentage test);

3.	The IRC Section 402(g) annual dollar limitation on MSP contributions; or

4.	The annual compensation limit as set forth under IRC Section 401(a)(17).
C.	Each Officer of MPC (limited to Officers in Grade 18 and above) who is limited to contributing an amount to their MSP account which is less than the maximum potential amount of contributions that could be matched by Company Contributions under the Thrift Plan (i) because of the results of the Actual Deferral Percentage test, or (ii) because of the attainment of the annual dollar limitation on MSP contributions; and who:
1.	continues to contribute their maximum permissible amount to the MSP Account as determined under the Thrift Plan; and

2.	is not suspended from making After-Tax Contributions under the terms of the Thrift Plan.
Effective January 1, 2006, any Excess Thrift accruals for employees eligible for the Marathon Petroleum Company Deferred Compensation Plan shall accrue under the Deferred Compensation Plan rather than the MPC Excess Plan, regardless of whether the eligible employee elects to participate in the Deferred Compensation Plan;
Every individual who is eligible to receive benefits under this Excess Benefit Plan by reason of their active employment with the Company shall be known as a Participant.

Every individual who becomes eligible to receive benefits under this Excess Benefit Plan in the event of the death of a Participant shall be known as a Beneficiary. The Beneficiary of a Participant under this Excess Benefit Plan shall be such Beneficiary as may be provided under Article VI, Section B of this Plan.
ARTICLE III
III.	Excess Retirement and Thrift Benefits
A.	Amount of Excess Retirement Benefit
The amount of Excess Retirement Benefit which a Participant or Beneficiary is entitled to shall be equal to the excess of (1) over (2) below:
(1)	The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the limitations referenced under Article II, Section A of this Plan and including elected deferred compensation contributions as permitted under the Marathon Petroleum Company LLC Deferred Compensation Plan; less

(2)	The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.
Each Officer of MPC in Grade 18 and above shall be entitled to an additional Excess Retirement Benefit equal to the difference between (3) and (4) below:
(3)	An amount calculated under the Retirement Plan benefit formula, without regard to any IRC-mandated limitations and including elected deferred compensation contributions as permitted under the Marathon Petroleum Company LLC Deferred Compensation Plan, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:
Final Average Pay shall be the highest pay, excluding bonuses, of a member for any consecutive 36-month period during the last ten years of employment plus the highest three bonuses paid out of the last 10 years (not necessarily consecutive), divided by 36.
(4)	An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in (3) above).
B.	Amount of Excess Thrift Benefit
The amount of Excess Thrift Benefit which a Participant or Beneficiary is entitled to receive shall be equal to the sum of the excess of (1) over (2) below for each calendar year accumulated with interest to date of payment at the “Cash With Interest” rate provided under Article VIII of the Thrift Plan:
1.	The amount of Company Contributions under Article VI of the Thrift Plan that would have been credited to the Participant’s Thrift Plan account if the limitations referenced under Article II, Section B and C of this Plan were not given effect for such year; less

2.	The amount of Company Contributions actually credited to the Participant’s account in such year.
If the “Cash With Interest” rate becomes unavailable for any reason, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.
C.	Payment of Excess Benefits
Payment of Excess Benefits shall be accomplished by means of unfunded payments directly from the Company.
Participants and Beneficiaries must commence their Excess Retirement Benefits following the participant’s separation from service (in accordance with the distribution rules approved by the Plan Administrator) regardless of whether they have commenced benefits under the qualified Retirement Plan. A Participant must be vested under the Retirement Plan in order for an Excess Retirement Benefit to be payable. The amount of any lump sum payment hereunder shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the time the form of payment is calculated. In the event a participant has not made a distribution election, their Excess Retirement Benefit will be distributed as a lump sum.
Excess Thrift Benefits shall be paid only to Participants who are fully vested under the Thrift Plan or to their Beneficiaries. Payment of Excess Benefits shall be made in a single sum payment upon the Participant’s termination of employment from the Company or in such other manner as may be approved by the Plan Administrator prior to the Participant’s termination of employment. The balance of any Excess Thrift Benefit not paid at the Participant’s retirement or termination of employment shall accrue interest at the “Cash With Interest” rate provided under Article VIII of the Thrift Plan until the entire balance has been paid. If the “Cash With Interest” rate becomes unavailable for any reason, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.
Employees reassigned to the Pilot Travel Center LLC will be permitted to continue to maintain their account, with no distribution required or permitted solely due to the reassignment to Pilot.

ARTICLE IV
IV.	Administration of Excess Benefit Plan
The Company has delegated its administrative authority hereunder to the Plan Administrator of the Retirement Plan or their successor. The Plan Administrator shall have the authority to control and manage the operation and administration of the Excess Benefit Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder. The Plan Administrator has the authority to appoint Assistant Plan Administrators as may be deemed necessary.
ARTICLE V
V.	Amendment or Termination
A.	Amendments and Termination
The Company, in its sole discretion, may amend or terminate this Excess Benefit Plan at any time, but in no event shall such amendment or termination adversely affect the benefits accrued to the Participants or Beneficiaries hereunder prior to the effective date of such amendment or termination.
B.	Notice of Amendment or Termination
The Plan Administrator shall notify Participants or Beneficiaries under the Excess Benefit Plan of any amendment affecting their benefits under or terminating the Excess Benefit Plan within a reasonable time after such action.
ARTICLE VI
VI.	Miscellaneous
A.	No Guarantee of Employment, etc.
Neither the creation of the Excess Benefit Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.
B.	Beneficiaries
If a member dies prior to retirement or termination, the Retirement Excess Benefit will be paid to the eligible surviving spouse or estate (if no eligible surviving spouse). For retired or terminated members and subject to any designation guidelines established by the Plan Administrator, each retired or terminated Participant shall have the right at any time to designate, rescind or change the designation of, a primary and a contingent Beneficiary to receive the Retirement Excess Benefits payable in the event of the Participant’s death. Such designation, rescission or change of designation shall be made in writing, shall be filed with the Plan Administrator, and shall be controlling over any disposition by will or otherwise.
1.	Thrift Excess Benefits of the deceased’s members account will be paid to the beneficiary or beneficiaries designated under the Thrift Plan.

2.	All Members
In any event, if there is no valid beneficiary under the terms of this Plan, the benefits under this Plan will be paid to the person or persons comprising the first surviving class of the Eligible Classes as set forth below:
a.	The Participant’s spouse.

b.	The Participant’s children.

c.	The Participant’s surviving parents.

d.	The Participant’s surviving brothers and sisters.

e.	The executor or administrator of the Participant’s estate.
C.	Rights of Participants and Beneficiaries
Payment of benefits hereunder to Participants or Beneficiaries shall be made only to them or their legal representatives, and there shall be no interest in any benefit payments to be made prospectively, or any part thereof, nor shall benefits hereunder or the expectation of such benefits be assignable by operation of law or otherwise, or be subject to any form of reduction for the debts or defaults of such Participants or Beneficiaries whether to the Company or to others. However, this Section C shall not apply to portions of benefits applied at the direction of the person eligible to receive such benefits to the premiums on life or health insurance provided under any Company program, or to the withholding of taxes.
D.	No Requirement to Fund
No provisions in the Excess Benefit Plan, either directly or indirectly shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
Any payments are to be made from the general assets of the Company. The Company’s obligation to make payments is a general obligation which is outside the provisions of its qualified plans and the trusts created thereunder.
E.	Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the State of Ohio shall be the controlling state law in all matters relating to the Excess Benefit Plan and shall apply.
F.	Severability

If any provisions of the Excess Benefit Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Excess Benefit Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
G.	Affect on Other Benefit Plans
Any benefit payable under the Retirement Plan or the Thrift Plan shall be paid solely in accordance with the terms and provisions of those Plans, and nothing in the Excess Benefit Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan or the Thrift Plan.
Article VII
In addition to the other methods of amending Marathon Petroleum Company’s employee benefit plans, practices, and policies (hereinafter referred to as ‘MPC Employee Benefit Plans’) which have been authorized, or may in the future be authorized by the Marathon Oil Company Board of Directors, the Company’s Vice President of Human Resources may approve the following types of amendments to MPC Employee Benefit Plans:
i.	With the opinion of counsel, technical amendments required by applicable laws and regulations;

ii.	With the opinion of counsel, amendments that are clarifications of plan provisions;

iii.	Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for MPC Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

iv.	Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

v.	With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.
For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per MPC Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $100,000.

     IN WITNESS WHEREOF, Marathon Petroleum Company LLC has caused its name to be hereunto subscribed by its Vice President, Corporate Responsibility, Marathon Petroleum Company LLC, and its company seal to be hereto affixed.

Marathon Petroleum Company LLC
/s/ R.K. Lohoff
By:	R. K. Lohoff
Its:	Vice President, Corporate Responsibility

Attest:

Its:

(Company Seal)
STATE OF OHIO )
) ss.
COUNTY OF HANCOCK)
     On this ___day of ___, 2006, before me, a notary public within and for the State of Ohio, personally appeared R. K. Lohoff and ___, to me personally known, who being by me first duly sworn, did depose and say that they are the Vice President, Corporate Responsibility, and the ___, respectively, of Marathon Petroleum Company LLC, the Company named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said company, and that said instrument was signed and sealed on behalf of said company by authority of its Board of Managers; and they acknowledged said instrument to be the free act and deed of said company.

Notary Public, State of Ohio

(Notarial Seal)